Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 1, 2022 (the “Effective Date”) by and among Chicken Soup for the Soul Entertainment, Inc. (“Buyer”), and 1091 Media, LLC (“Seller”). Buyer and Seller are herein sometimes referred to collectively as the “Parties” and individually as a “Party.”

INTRODUCTION

A.                Seller, through its wholly owned subsidiary, TOFG LLC (dba 1091 Pictures) (“Operating Sub”), provides full-service distribution services to film and series owners, including access to platforms that reach more than 100 countries and marketing support and has a library (the “Library”) of more than 3,800 licensed films and television shows (the “Business”); and

B.                 Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, (i) 100% of the outstanding membership interests of Operating Sub (“Operating Sub Interests”) and (ii) all of Seller’s right, title and interest in and to all of the other assets of the Business and Library not otherwise owned by Operating Sub.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1              Certain Definitions. As used in this Agreement, defined terms shall have the meaning assigned to such terms set forth in Annex A hereto.

ARTICLE II
PURCHASE AND SALE

2.1              Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Security Interests (except for Permitted Security Interests), all right, title and interest of Seller in and to the assets set forth below:

2.1.1        (a) 100% of the Operating Sub Interests; and (b) all other assets of the Seller used in the Business that are not Excluded Assets and are not already owned by Operating Sub, all of which are listed on Schedule 2.1.1;

2.1.2        The Purchased Assets being conveyed to Buyer, whether directly or through Buyer’s purchase of all of the equity of Operating Sub shall include, but not be limited to:

(a)               all Contracts relating to the Business or Purchased Assets (copies of all of which, together with an index thereof, have been made available to Buyer except as set forth on Schedule 2.1.2(a));

(b)               the Library (all titles of which are set forth in Schedule 2.1.2(b) hereto);

(c)               proprietary software systems and all licenses to other platforms and systems used in the Business (such as rights management systems and royalty reporting software), all of which, in the case of proprietary software systems, are listed on Schedule 2.1.2(c) hereto or, in the case of licenses, copies of which have been made available to Buyer);

(d)               all receivables arising out of the operations of the Business, including accrued revenue share and accrued term license receivables (the “Accounts Receivable”);

(e)               all ideas, proposals and planned productions and projects relating to the Business;

(f)                the names and trademarks of Seller used in the Business, all of which are set forth on Schedule 2.1.2(f) hereto;

(g)               all tangible property of Seller used in the Business, all of which is set forth on Schedule 2.1.2(g) hereto;

(h)               all intangible property, if any, not otherwise described in paragraphs (a)-(f), above, used in the Business );

(i)                 any and all onsite and offsite servers and the related Contracts of the Business, all of which are set forth on Schedule 2.1.2(i) hereto;

(j)                 all bank and deposit accounts related to the Business, all of which accounts are listed (including bank name and account number) on Schedule 2.1.2(j) hereto (the “Accounts”);

(k)               all other assets of Seller related to the Business and are not included in Excluded Assets;

(l)                 all rights of action, insurance claims and recoveries related to any of the Purchased Assets; and

(m)             all Books and Records solely to the extent relating to the Purchased Assets and the Business.

The items set forth in Sections 2.1.1 and 2.1.2, to the extent of Seller’s or Operating Sub’s right, title and interest therein, are the “Purchased Assets”; provided that, where the context so requires, references to the “Purchased Assets” shall be deemed to include assets of the Operating Sub (to the extent of Operating Sub’s right, title, and interest therein) that fall within the categories set forth in Section 2.1.2. All Purchased Assets held directly by Seller (i.e., that are not assets of Operating Sub) are listed on Section 2.1 of the Disclosure Schedule.

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2.2              Excluded Assets. Notwithstanding the provisions of Section 2.1, above, Seller is not selling, transferring, assigning, conveying or delivering to Buyer any of the assets set forth on Schedule 2.2 hereto (collectively, the “Excluded Assets”).

2.3              Assumed Liabilities. “Assumed Liabilities” means the Liabilities of the Business incurred in the ordinary course of the Business, including (i) accrued producers share, accrued royalties, accrued expenses, and other accounts payable in the ordinary course of business; (ii) all Liabilities of the Business first required to be performed or arising out of the operation of the Business from and after the Closing, including all Liabilities of the Business first required to be performed after the Closing under Contracts included in the Purchased Assets, or arising after the Closing under Contracts included in the Purchased Assets; and (iii) all Liabilities reflected on the Closing Balance Sheet. Buyer shall not assume or be obligated to discharge any Liabilities of Seller or Operating Sub except for the Assumed Liabilities (it being acknowledged that the Operating Sub will retain, and continue to be primarily responsible for, the Operating Sub’s Liabilities from and after the Closing subject to Buyer’s rights to indemnification hereunder for any of such Liabilities that are Excluded Liabilities). Seller’s and Operating Sub’s Liabilities other than the Assumed Liabilities are the “Excluded Liabilities”. All Excluded Liabilities shall be the obligations of Seller and Seller shall timely service such liabilities as and when required by the terms thereof. All Assumed Liabilities shall be the obligations of Buyer or Operating Sub, as applicable, and Buyer shall (or shall cause Operating Sub to) timely service such liabilities as and when required by the terms thereof. Without limiting the foregoing, all obligations arising from the ownership, use and/or operation or exploitation of the Business and Purchased Assets on and after the Closing Date, and all other obligations arising on and after the Closing Date under Contracts included in the Purchased Assets, shall be the obligations of the Buyer or Operating Sub, as applicable.

2.4              Third Party Consents. Promptly following execution of this Agreement, Seller shall use commercially reasonable efforts to obtain all third party consents required under any Material Contract that are necessary to consummate the Transactions (collectively, the “Third Party Consents”); provided, however, that Buyer shall not be required to (and Seller shall not, without the consent of Buyer, which may be withheld in Buyer’s commercially reasonable discretion) agree to any modification of or amendment to any such Material Contract. Notwithstanding anything to the contrary contained herein, if all other conditions to Closing have occurred, Buyer may elect to cause a Closing to occur without one or more of the Third Party Consents that is specified as a condition to Closing on Schedule 4.3(c) (and for the avoidance of doubt, only the Third Party Consents so specified shall be conditions to Closing).

ARTICLE III
PURCHASE PRICE

3.1              Purchase Price.

3.1.1        In consideration for the sale and transfer of the Purchased Assets, and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller an amount equal to $15,550,000 (the “Purchase Price”) payable, subject to the Escrow Amount (as defined below) through (a) the payment of $8 million in cash (“Cash Payment”), by wire transfer of immediately available funds to the Seller in accordance with instructions set forth on Exhibit A hereto and (b) the issuance of restricted shares (“Stock Payment”) to the Seller consisting of 375,000 shares of the Buyer’s Class A common stock (Nasdaq: CSSE), having a value for purposes of the Transactions of $14.80 per share (the “Common Stock Value”), and 80,000 shares of the Buyer’s preferred stock (NASDAQ: CSSEP), ), having a value for purposes of the Transactions of $25.00 per share.

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3.1.2        Notwithstanding anything to the contrary contained herein, a portion of the Stock Payment consisting of 105,068 shares of Buyer’s Class A common stock (Nasdaq: CSSE), valued at approximately $1,555,000 (based on the Common Stock Value), shall be placed into escrow (the “Escrow Amount”) under the terms of the escrow agreement (“Escrow Agreement”) attached hereto as Exhibit B in order to secure the indemnification obligations of the Seller under Article VIII hereof.

3.1.3        All transfer (documentary or otherwise), value added, stamp, recording, registration, filing and conveyance taxes and sales and use taxes, and all other charges and administrative fees (including notary fees and municipal or county surcharges) applicable to or arising in connection with the Transactions (“Transfer Taxes”) shall be allocated 50% to Seller and 50% to Buyer. Buyer and Seller shall cooperate in making and timely filing all Tax Returns as may be required to comply with the provisions of applicable Transfer Tax Laws.

3.2              The Closing. The closing of the Transactions (the “Closing”) shall take place virtually, commencing at 10:00 a.m., New York time, on the next Business Day after the date on which the conditions to the obligations of the Parties to consummate the Transactions set forth in Article VII (excluding the delivery of any documents to be delivered at or immediately prior to the Closing by any of the Parties and other than satisfaction of those conditions that by their terms are to be satisfied or waived at Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such documents and the satisfaction or waiver of such conditions) have been satisfied or waived (the “Closing Date”). At the Closing (a) Seller shall deliver (or cause to be delivered) to Buyer the various certificates, instruments and documents required to be delivered under Section 7.1 and (b) Buyer shall deliver (or cause to be delivered) to Seller the various certificates, instruments and documents required to be delivered under Section 7.2.

3.3              Further Assurances.

3.3.1        From and after the Closing, each Party agrees to (a) furnish upon request to each other Party such further information; (b) execute and deliver to each other Party such other documents (after a reasonable period to review and discuss such documents); and (c) do such other acts and things consistent herewith, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Ancillary Agreements to which it is a party.

3.3.2        Without limiting the generality of the foregoing, if at any time after the Closing Date, Seller or any of its Affiliates receives any sums of whatever nature in respect of the Purchased Assets or the Business, then Seller shall pay such sums to Operating Sub by wire transfer or cashier’s check, as promptly as practicable, and if at any time after the Closing Date, Buyer, Operating Sub, or any of their Affiliates receives any sums of whatever nature in respect of the Excluded Assets, then Buyer or Operating Sub shall pay such sums to Seller by wire transfer or cashier’s check, as promptly as practicable.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Attached hereto as Exhibit C are the disclosure schedules provided by Seller to Buyer (the “Disclosure Schedule”). Any exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be an exception or qualification with respect to any other applicable representations or warranties contained in this Agreement to the extent it is reasonably apparent from the face of such disclosure that such exception or qualification applies for such other purpose. Seller represents and warrants to Buyer as of the date hereof, and pursuant to the Seller Certification, Seller shall represent and warrant as of the time immediately prior to the Closing as follows:

4.1              Organization and Qualification. Each of Seller and Operating Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to conduct business under the laws of each jurisdiction where the nature of its activities or business makes such qualification necessary, except where failure to so qualify or be in good standing would not result in a Seller Material Adverse Effect. Section 4.1 of the Disclosure Schedule sets forth an organization chart that includes each jurisdiction of formation of each of Seller and Operating Sub. Other than Operating Sub and Cold Dorm LLC (which is an Excluded Asset), Seller has no other subsidiaries or joint ventures. Operating Sub has no subsidiaries.

4.2              Authority. Each of Seller and Operating Sub has all requisite authority to own the Purchased Assets and to execute and deliver this Agreement and each of the Seller Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Seller Ancillary Agreements by each of Seller and Operating Sub, the performance by each of Seller and Operating Sub of this Agreement and the Seller Ancillary Agreements to which each is a party and their obligations hereunder and thereunder and the consummation by each of Seller and Operating Sub of the Transactions have been duly and validly authorized by all necessary company action on the part of each of Seller and Operating Sub, and do not require any further proceedings to authorize such execution, delivery, performance or consummation. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding agreement of the other Parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies. Each Seller Ancillary Agreement, when duly and validly executed and delivered by each of Seller and/or Operating Sub, as applicable, will constitute, assuming such Seller Ancillary Agreement constitutes the valid and binding agreement of the counterparty or counterparties thereto, a valid and binding obligation of each of Seller and Operating Sub, as applicable, enforceable against each of Seller and Operating Sub (as applicable) in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies.

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4.3              Non-contravention. Neither the execution and delivery of this Agreement or any Seller Ancillary Agreement by Seller or Operating Sub, nor the consummation by each of Seller and Operating Sub of the Transactions, will:

(a)               conflict with or violate any provision of the organizational documents of Seller or Operating Sub;

(b)               except as disclosed on Section 4.3(b) of the Disclosure Schedule, require on the part of Seller or Operating Sub any filing with, or any permit, authorization, consent or approval of, any Governmental Entity;

(c)               except as disclosed on Section 4.3(c) of the Disclosure Schedule, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under any Material Contract, in each case, that would materially and adversely affect the Purchased Assets; or

(d)               violate any order, writ, injunction or decree specifically naming, or Law applicable to, Seller or Operating Sub or any of their respective properties or assets.

4.4              Tax Matters.

4.4.1        Other than as disclosed on Section 4.4 of the Disclosure Schedule, each of Seller and Operating Sub has timely filed or had timely filed on its behalf in each and every jurisdiction in which it is required to so file all material Tax Returns that it was required to file in respect of the Purchased Assets and the Seller’s and Operating Sub’s businesses and operations, taking into account any extension of time within which to file, and all such Tax Returns were correct and complete in all material respects. All material deficiencies asserted or assessments relating to the Purchased Assets made as a result of any examination of the Tax Returns referred to in the preceding sentence have been paid in full or otherwise finally resolved or are being contested in good faith by appropriate proceedings. In respect of the Purchased Assets, each of Seller and Operating Sub has paid (or had paid on its behalf) all material Taxes (whether or not shown on any Tax Return) for which it may be liable. Other than as disclosed on Section 4.4 of the Disclosure Schedule, no extension of time within which to file any Tax Return described in the first sentence of this Section 4.4.1 is in effect. There are no liens for material Taxes against any or in respect of Seller’s interest in the Purchased Assets (other than liens for Taxes which are not yet due and payable or Permitted Security Interests).

4.4.2        No action, suit, investigation, written claim, examination or audit of or with respect to any Tax Return of each of Seller and Operating Sub (to the extent such Tax Return relates to the Purchased Assets) by any Governmental Entity for which Seller has received noticed or been duly served is currently in progress or, to Seller’s Knowledge, has been threatened. With respect to the Purchased Assets, no written claim has ever been made by a Taxing Authority in a jurisdiction where Seller and/or Operating Sub has never paid Taxes or filed Tax Returns asserting that Seller and/or Operating Sub is or may be subject to Taxes assessed by such jurisdiction, which claim has not been resolved. No waiver of any statute of limitations relating to Taxes for which Seller or Operating Sub (to the extent relating to the Purchased Assets) may be liable with respect to the Purchased Assets is in effect, and no request for such a waiver is outstanding. There are no Tax rulings, requests for ruling, or closing agreements relating to Taxes for which Seller or Operating Sub (in respect of the Purchased Assets) may be liable.

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4.4.3        All Tax indemnity arrangements relating to the Purchased Assets (other than this Agreement) will terminate as to the Purchased Assets prior to the Closing and Buyer shall not have any liability thereunder and no obligations thereunder shall attach to any of the Purchased Assets on or after the Closing Date.

4.5              Purchased Assets.

4.5.1        Each of Seller and Operating Sub, as applicable, has good title to, a valid leasehold interest in, or a valid license to use, all of the Purchased Assets, free and clear of all Security Interests (other than Permitted Security Interests). Section 4.5.1 of the Disclosure Schedule sets forth all Accounts Receivable of the Business as reflected on the Books and Records of Seller and Operating Sub as of the date that is not more than two (2) Business Days prior to the Effective Date (which schedule shall be updated by the Seller through the date that is three (3) Business Days prior to the Closing Date and delivered to the Buyer at Closing). Other than the Seller and the Operating Sub, no other Person, including any Affiliate of a Seller, has any rights in any of the Purchased Assets.

4.5.2        Except as set forth in Section 4.5.2 of the Disclosure Schedule, neither Seller or Operating Sub nor any of their Affiliates has granted any Security Interests (that have not been released prior to the Effective Date), other than Permitted Security Interests, in any of the Purchased Assets.

4.5.3        No Purchased Assets have been exploited by Seller or Operating Sub or any of their respective Affiliates in any manner that infringes upon or dilutes any intellectual property right of any Person in any manner that would be reasonably likely to have a Seller Material Adverse Effect. Except as set forth on Section 4.5.3 of the Disclosure Schedule, to the Knowledge of Seller, no third party has exploited the Purchased Assets in any manner that violates, invalidates, infringes upon or dilutes any intellectual property right in any manner that would be reasonably likely to have a Seller Material Adverse Effect. Except as set forth on Section 4.5.3 of the Disclosure Schedule, to the Knowledge of Seller, there has been no material infringement or misappropriation or dilution by any third party of any Purchased Assets, and neither Seller nor Operating Sub has made or asserted any written complaint or claim alleging any such material infringement or misappropriation has occurred since January 1, 2019.

4.5.4        All exclusive licenses or other exclusive rights granted by Seller or Operating Sub in any content comprising the Purchased Assets that remain in effect as of the Effective Date, including that contained in the Library, is set forth on Schedule 4.5.4 hereto, which schedule sets forth each title, the territory covered by the license or right granted, the media type, and expiration date of the license or rights granted in such content.

4.5.5        Except as set forth on Schedule 4.5.5, all assets of Operating Sub that have been used in the Business were contributed to Operating Sub in connection with Seller’s acquisition of Operating Sub and have remained in Operating Sub since April 1, 2019 (including all operational assets, Contracts, and bank accounts), except for those assets sold or Contracts expired in ordinary course of business, consistent with past practice.

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4.5.6        All payments under all Contracts included in the Purchased Assets that are required to be paid by Operating Sub or Seller prior to Closing under the terms of such Contracts will have been made in the ordinary course of business prior to Closing, other than ordinary course “holds” reflected on the Closing Balance Sheet, and the only payments required to be made by Operating Sub under any of such Contracts after Closing shall be those that become due in the ordinary course of business after the Closing Date (or amounts on hold as reflected on the Closing Balance Sheet); provided that, for the avoidance of doubt, amounts accrued on the Closing Balance Sheet may be due after the Closing Date under the applicable Contracts.

4.6              Material Contracts.

4.6.1        Section 4.6 of the Disclosure Schedule sets forth a list of each Material Contract. Seller has made available to Buyer a correct and complete executed copy of each Material Contract. Each Material Contract is a legal, valid, binding and enforceable obligation of Seller or Operating Sub, as applicable (except as the foregoing may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief, and other equitable remedies), and there exist no material defaults by Seller or, to Seller’s Knowledge, of any other party thereto, except as set forth in Section 4.6 of the Disclosure Schedule. Neither Seller nor Operating Sub has received written notice of (i) any violation of, or failure to comply with, any material term or requirement of any Material Contract or (ii) the intention of any party to terminate any Material Contract.

4.6.2        The Inbound Contracts that are Material Contracts all contain automatic renewal provisions except as otherwise set forth on Section 4.6.2 of the Disclosure Schedule. At least 90% (based on revenues generated by Inbound Contracts expiring during the applicable period) of the Inbound Contracts whose terms expired in each of the periods from April 1, 2019 through December 31, 2019, calendar year 2020, and calendar year 2021 were renewed, and as of the Effective Date, there is no fact or circumstance Known to Seller that would result in Inbound Contracts whose terms expire during the one year period following the Closing Date not renewing at a similar rate to such prior periods’ renewal rates; provided, however, that Seller makes no representation or warranty as to how any actions or inactions following the Closing Date of Buyer or Operating Sub may affect such renewal rate.

4.6.3        Operating Sub is an Apple/iTunes certified partner for the direct delivery by Operating Sub and acceptance by Apple/iTunes of content (pursuant to Operating Sub’s Contracts with Apple) throughout territories where Operating Sub currently distributes content and as of the Effective Date, and there is no fact or circumstance Known to Seller that would result in Operating Sub’s loss of the right to make direct delivery to Apple/iTunes of content (pursuant to Operating Sub’s Contracts with Apple) throughout such territories; provided, however, that Seller makes no representation or warranty as to how any actions or inactions following the Closing Date of Buyer or Operating Sub may affect such direct delivery right.

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4.7              Litigation. Except as set forth in Section 4.7 of the Disclosure Schedule: (i) there is no material Action pending or, to the Knowledge of Seller, threatened in writing against Seller or Operating Sub or any of their respective Affiliates with respect to, or which would otherwise materially and adversely affect, the Purchased Assets before any Governmental Entity or arbitration body, including, but not limited to any that (A) relates to or involves any monetary amount in excess of $50,000, (B) seeks any injunctive or other equitable relief, or (C) relates to the Transactions or which would otherwise prevent, delay or condition the consummation of such Transactions; and (ii) there is no order or arbitration award issued by a Governmental Entity that is unsatisfied against Seller or Operating Sub with respect to the Purchased Assets or the operation or use thereof.

4.8              Permits. Each of Seller and Operating Sub possesses (or has timely applied for the renewal, the granting of which is pending) all Permits necessary for its ownership and/or exploitation of the Purchased Assets, except where failure to do so would not result in a Seller Material Adverse Effect.

4.9              Compliance. Each of Seller and Operating Sub has used and operated the Purchased Assets and the Businesses in compliance with all applicable Law at all times since April 1, 2019, except where failure to do so would not be reasonably likely to have a Seller Material Adverse Effect. To Seller’s Knowledge, neither Seller nor Operating Sub has ever been subject to any material investigation or inquiry by any Governmental Entity with respect to the Purchased Assets or Seller’s use thereof.

4.10          Financial Statements.

4.10.1    Seller has provided to Buyer the unaudited balance sheet of Operating Sub as of December 31, 2021, the related unaudited annual income statements for the fiscal year and twelve month period then ended, and the unaudited balance sheet and income statement as of and for the month ended January 31, 2022 (“Operating Sub Financials”). The Operating Sub Financials (i) accurately reflect the Books and Records of the Operating Sub as of the times and for the periods referred to therein, (ii) were prepared by Seller management internally on an accrual basis, and (iii) fairly present in all material respects the financial position of Operating Sub as of the date thereof and the results of the operations of Operating Sub for the periods indicated. Notwithstanding the foregoing, Buyer acknowledges that the Operating Sub Financials were not prepared in accordance with GAAP. Without limiting the generality of the foregoing, the Operating Sub Financials exclude the footnote disclosures and other presentation items required under GAAP.

4.10.2    Operating Sub maintains accurate Books and Records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls. All of the financial Books and Records of Operating Sub are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. To Seller’s Knowledge, Operating Sub has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of Seller or Operating Sub. Since April 1, 2019, neither Seller or Operating Sub has received any written complaint, allegation, assertion or claim regarding the accounting practices, procedures, methodologies or methods of Seller or Operating Sub or its internal accounting controls, including any material written complaint, allegation, assertion or claim that Operating Sub has engaged in questionable accounting practices.

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4.10.3    Operating Sub does not have any indebtedness for borrowed money other than the indebtedness set forth in the Operating Sub Financials or set forth on Section 4.10.3 of the Disclosure Schedule, which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such indebtedness.

4.10.4    All Accounts Receivable arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations owing to Operating Sub arising from the Business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefor on the Operating Sub Financials. All of the Accounts Receivable are, to the Knowledge of Seller, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of Operating Sub (net of reserves) within one hundred twenty (120) days of the last day of the month or quarter (as applicable) in which the applicable Account Receivable was accrued.

4.11          Absence of Certain Changes. Except as set forth on Section 4.11 of the Disclosure Schedule, since January 31, 2022, Operating Sub has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.1 (without giving effect to Schedule 6.1.1) if such action were taken on or after the date hereof without the consent of the Buyer.

4.12          Employees; Benefit Plans. Section 4.12 of the Disclosure Schedule sets forth the name of each Business Employee, his or her respective start date with Operating Sub and his or her current salary and benefits. Any required withholdings with respect to any employee of Operating Sub, including all Taxes, have been made by Seller in compliance with Law. There is no Action with respect to any such employee, and, to the Knowledge of Seller, no such Action has been threatened in writing or orally against Seller or Operating Sub. No employee of Operating Sub is a member of any union or subject to or a party to any collective bargaining agreement. Except as set forth on Section 4.12 of the Disclosure Schedule, neither Seller nor Operating Sub maintains any: (a) employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (b) equity based compensation arrangements; (c) deferred compensation arrangements; (d) change in control agreements; (e) severance programs or policies; or (f) vacation or paid time off programs or policies. Any notices required to be made by Seller or Operating Sub to employees under any stock option or benefit plan in connection with the transactions contemplated by this Agreement will be duly made not later than two (2) Business Days after the Effective Date.

4.13          Intellectual Property Rights.

4.13.1    Section 4.13.1 of the Disclosure Schedule sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by Seller or Operating Sub relating to the Business or otherwise used or held for use by Seller or Operating Sub therein in which Seller or Operating Sub is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all categories of material unregistered Intellectual Property owned or purported to be owned by Seller or Operating Sub or comprising any part of the Purchased Assets.

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4.13.2    Section 4.13.2 of the Disclosure Schedule sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year, or (ii) Inbound Contracts; the licenses described in clauses (i) and (ii) are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which Seller or Operating Sub is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from Seller or Operating Sub, if any.

4.13.3    Each of Seller and Operating Sub has a valid and enforceable license to use all Intellectual Property that is the subject of the applicable Company IP Licenses. The Company IP Licenses include, and has included, all of the licenses, sublicenses and other agreements or permissions necessary to operate the Business as presently conducted and has been conducted since April 1, 2019.

4.13.4    Each of Seller and Operating Sub has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and each is not, nor, to the Knowledge of Seller, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. Subject to obtaining any applicable Third Party Consents, the continued use by Seller and Operating Sub of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to Seller or Operating Sub are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or Governmental Entity in the ordinary course of filing and prosecuting such applications. Each Person that is a named owner of any Patent or Patent application in the Company Registered IP has, or Seller’s representatives have, disclosed all material prior art to any applicable Intellectual Property offices or Governmental Entities in connection with the prosecution of such Patents or Patent applications. Each Person having any rights in any Company Intellectual Property has assigned such rights fully to Operating Sub and all such rights are being transferred completely and without Security Interest or future obligation to Buyer upon consummation of the Transactions. Neither Seller nor Operating Sub is party to any Contract that requires it to assign to any Person all of its rights in any Company Intellectual Property.

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4.13.5    Section 4.13.5 of the Disclosure Schedule sets forth all licenses, sublicenses and other agreements or permissions under which Seller or Operating Sub is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, the term, territory and scope of the licensee under such Outbound IP License. Each of Seller and Operating Sub has performed all material obligations imposed on it in the Outbound IP Licenses, and it is not, nor, to the Knowledge of Seller, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

4.13.6    Except as set forth on Section 4.13.6 of the Disclosure Schedule, (i) no Action is pending or, to the Knowledge of Seller, threatened against Seller or Operating Sub that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by Seller or Operating Sub, and (ii) neither Seller nor Operating Sub has received any written or, to the Knowledge of Seller, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the Business or activities of Seller or Operating Sub. There are no Orders to which any of Seller or Operating Sub is a party or its otherwise bound that (i) restrict the rights of Seller or Operating Sub to use, transfer, license or enforce any Company Intellectual Property, (ii) restrict the conduct of the Business in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Company Intellectual Property. Neither Seller or Operating Sub nor Any Affiliate thereof is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by Seller (in connection with the Business) or Operating Sub or, to the Knowledge of Seller, otherwise in connection with the conduct of the Business. To the Knowledge of Seller, no third party is currently infringing upon, misappropriating or otherwise violating, or since April 1, 2019 has infringed upon, misappropriated or otherwise violated, any Intellectual Property owned or purported to be owned by any of Seller (in connection with the Business) or Operating Sub (collectively, the “Company Intellectual Property”) in any material respect.

4.13.7    All officers, directors, employees and independent contractors of Seller and Operating Sub have assigned to Seller or Operating Sub all Intellectual Property arising from the services performed by such Persons to Seller or Operating Sub) and, where applicable, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of Seller or Operating Sub have claimed any ownership interest in any Company Intellectual Property. To the Knowledge of the Seller, there has been no violation of its policies or practices related to protection of Company Intellectual Property or any confidentiality or nondisclosure Contract relating to the Company Intellectual Property.

4.13.8    To the Knowledge of Seller, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of Seller or Operating Sub, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of Seller, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by Seller or Operating Sub. Each of Seller and Operating Sub has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. Subject to the matters disclosed in Section 4.13.6 of the Disclosure Schedule, the operation of the Business has not and does not violate any right to privacy or publicity of any third Person, or constitute unfair competition or trade practices under applicable Law.

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4.14          Solvency. Immediately after giving effect to the Transactions, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its continuing and remaining business and operations as presently conducted. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Seller.

4.15          Real Property. Section 4.15 of the Disclosure Schedule contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by Operating Sub for the Business, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Buyer a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of Seller or Operating Sub or any other party under any of the Company Real Property Leases, and Seller has not received notice of any such condition. Operating Sub does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16          Personal Property. Each item of personal property which is currently owned, used or leased by Seller or Operating Sub with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Section 4.16 of the Disclosure Schedule, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto. All such items of personal property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Business.

4.17          Title to and Sufficiency of Assets. Each of Seller and Operating Sub, as applicable, has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets that are Purchased Assets, free and clear of all Security Interests other than (a) Permitted Security Interests, (b) the rights of lessors under leasehold interests, (c) Security Interests specifically identified on the most recent balance sheet included in the Operating Sub Financials and (d) Security Interests set forth on Section 4.5.2 of the Disclosure Schedule. The Purchased Assets (including Company Intellectual Property rights and contractual rights) constitute all of the assets, rights and properties that are used by Seller or Operating Sub in the operation of the Business as it is now conducted and presently proposed to be conducted or that are used or held by Seller or Operating Sub for use in the operation of the Business.

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4.18          Environmental Matters. Each of Seller and Operating Sub is and has been in compliance in all material respects with all applicable environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by environmental Laws, no Action is pending or, to the Knowledge of Seller, threatened to revoke, modify, or terminate any such Permit. There is no investigation of the business, operations, or currently owned, operated, or leased property of Seller or Operating Sub or, to the Knowledge of Seller, previously owned, operated, or leased property of Seller or Operating Sub pending or, to the Knowledge of Seller, threatened that is reasonably likely to lead to the imposition of any Security Interests under any environmental Law or have a Seller Material Adverse Effect.

4.19          Insurance. Section 4.19 of the Disclosure Schedule lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Seller or Operating Sub related to the Business or the Purchased Assets. All premiums due and payable under all such insurance policies have been timely paid and Seller and Operating Sub are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing. Since April 1, 2019, neither Seller nor Operating Sub has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy. Section 4.19 of the Disclosure Schedule identifies each individual insurance claim in excess of $50,000 made by Seller or Operating Sub since April 1, 2019. Each of Seller and Operating Sub has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Business or Operating Sub. Neither Seller nor Operating Sub has made any claim against an insurance policy as to which the insurer is denying coverage. There is not any event or circumstance Known to Seller that could reasonably be expected to materially increase the cost of an insurance policy included in the Purchased Assets at the time such policy is up for renewal.

4.20          Books and Records. To Seller’s Knowledge, all of the financial Books and Records of Operating Sub are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.21          Certain Business Practices.

4.21.1    Neither Seller or Operating Sub, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. Neither Seller or Operating Sub, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any of Seller or Operating Sub or assist any of them in connection with any actual or proposed transaction relating to the Business.

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4.21.2    The Busines has been conducted and the Purchased Assets operated at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Seller or Operating Sub with respect to any of the foregoing is pending or, to the Knowledge of Seller, threatened.

4.21.3    None of Seller, Operating Sub or their respective directors or officers, or, to the Knowledge of Seller, any other Representative acting on behalf of Seller or Operating Sub is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and none of Seller, or Operating Sub has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.22          Operating Sub Interests. Seller is the sole member of Operating Sub and holds 100% of the membership interests therein. Other than as held by Seller, Operating Sub has no other equity interests authorized or outstanding, and there exists no rights, options or agreements providing any Person the right to acquire, or requiring Operating Sub to issue, same. By virtue of any direct or indirect equity ownership in the Company, no Person has any other rights entitling them to any economic interest or other right in the profits, losses or assets of Operating Sub. Upon Closing, Buyer shall own 100% of the equity interests of Operating Sub, free and clear of all Security Interests other than those imposed by state and Federal securities Laws or those imposed by Buyer.

4.23          Investment Representations. Seller is an accredited investors as defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”). Seller has had the opportunity to request from the Buyer all information regarding the Buyer and its business, financial condition and operations that Seller deems necessary and has received such information. Seller has reviewed the reports and other filings made by the Buyer under the Act and the Securities Exchange Act of 1934, as amended, as filed by the Buyer with the Securities and Exchange Commission through the EDGAR system; provided that, notwithstanding the preceding two sentences, Seller shall be entitled to rely on the representations and warranties made by Buyer in Article V hereof. Seller acknowledges that the shares constituting the Stock Payment are being issued without registration under the Act and that no resale thereof shall be made or permitted unless same has been registered under the Act or an exemption from registration then exists with respect thereto.

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4.24          Brokers’ Fees. Except as set forth on Section 4.24 of the Disclosure Schedule, neither Seller nor Operating Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.25          No Other Representations or Warranties. Neither Seller nor any of its Representatives has made (and Buyer is not entitled to rely on) any representation or warranty (whether orally, in writing, express or implied) as to the Purchased Assets, the Assumed Liabilities, the Business, or the Transactions, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Schedule), and Seller disclaims any and all other express or implied representations or warranties, whether written or oral. Notwithstanding anything to the contrary, none of the representations and warranties of the Seller contained herein shall be deemed qualified in any respect by the substance of any agreements or documents delivered to the Buyer, including via the Data Room, other than as set forth in this Agreement and the Schedules hereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and the Closing Date as follows:

5.1              Organization and Qualification. Buyer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the nature of its activities or business makes such qualification necessary, except where failure to so qualify or be in good standing would not result in a Buyer Material Adverse Effect.

5.2              Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Buyer Ancillary Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Buyer Ancillary Agreements by Buyer, the performance by Buyer of this Agreement and the Buyer Ancillary Agreements to which Buyer is a party and Buyer’s obligations hereunder and thereunder, and the consummation by Buyer of the Transactions have been duly and validly authorized by all necessary action on the part of Buyer, and do not require any further proceedings to authorize such execution, delivery, performance or consummation. This Agreement has been duly and validly executed and delivered by Buyer and, assuming this Agreement constitutes the valid and binding obligation of the other Parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies. Each Buyer Ancillary Agreement, when duly and validly executed and delivered by Buyer will constitute, assuming such Buyer Ancillary Agreement constitutes the valid and binding agreement of the counterparty thereto, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by general equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies.

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5.3              Non-contravention. Neither the execution and delivery of this Agreement or any Buyer Ancillary Agreement by Buyer, nor the consummation by Buyer of the Transactions, will:

5.3.1        conflict with or violate any provision of the organizational documents of Buyer;

5.3.2        require on the part of Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity;

5.3.3        conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract or Security Interest to which Buyer is a party or by which Buyer is bound or to which any of its assets is subject; or

5.3.4        violate any order, writ, injunction or decree specifically naming, or Law applicable to, Buyer or any of its assets.

5.4              Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.5              Financial Capability; Reservation of Shares. Buyer currently has cash on hand and will have available to it at the Closing cash sufficient to enable it to make the payment of Cash Payment portion of the Purchase Price, and has reserved all shares constituting the Stock Payment portion of the Purchase Price, and to discharge its other obligations under this Agreement. The shares constituting the Stock Payment, when issued, will be duly authorized, validly issued, and non-assessable shares of Buyer’s Class A common stock, and will be issued to the Seller free and clear of all Security Interests other than those imposed by applicable securities Laws.

5.6              SEC Reports.

5.6.1        Buyer has filed, on a timely basis, all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Buyer with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement on a timely basis. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form, (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results in each of the fiscal years of Buyer referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The Public Certifications are each true as of their respective dates of filing.

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5.6.2        The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6.3        The financial statements and notes of Buyer contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

5.7              No Other Representations or Warranties. Neither Buyer nor any of its Representatives has made (and Seller is not entitled to rely on) any representation or warranty (whether orally, in writing, express or implied) as to the Buyer, except as expressly set forth in Article V of this Agreement, and Buyer disclaims any and all other express or implied representations or warranties, whether written or oral. Notwithstanding anything to the contrary, none of the representations and warranties of Buyer contained herein shall be deemed qualified in any respect by the substance of any agreements or documents delivered to the Seller, other than as set forth in this Agreement and the Schedules hereto.

ARTICLE VI
COVENANTS

6.1              Operation of Business Prior to Closing.

6.1.1        Except (a) as contemplated by this Agreement, (b) as required by applicable Law, (c) as set forth on Schedule 6.1 attached hereto, or (d) with Buyer’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned), during the period from the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with Article IX, Seller shall not and shall not permit Operating Sub to:

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(a)               lease, assign, dispose of, transfer, sell, mortgage, pledge, or impose any Security Interest (other than a Permitted Security Interest) on or in any Purchased Assets (except pursuant to pre-existing Contracts or in the ordinary course of business consistent with past practice);

(b)               grant any license or distribution rights in any Purchased Assets or portion of the Library, except in the ordinary course of business or with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned);

(c)               terminate or materially amend, or waive any material right or obligation relating to the Purchased Assets, including, but not limited to, under or with respect to any Contract comprising a portion of the Purchase Assets, except in the ordinary course of business or with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned);

(d)               incur any indebtedness for borrowed money;

(e)               enter into any transaction between Seller or Operating Sub on the one hand, and any Affiliate of Seller or Operating Sub, on the other hand, with respect to any Purchased Assets;

(f)                initiate any material Action with respect to or relating to the Purchased Assets;

(g)               hire or terminate any employee or engage any consultant or modify the terms of employment or consultancy with an existing employee or consultant;

(h)               enter into any settlement, modification, amendment, pledge, promise to pay, payment plan or any other plan or undertaking with any creditor except for amendments and modifications in the ordinary course of business to Contracts that may generate accounts payable;

(i)                 file a material Tax Return or an amended material Tax Return (or otherwise change such material Tax Returns or make or change any material Tax election) which relates to the Purchased Assets with respect to periods or portions thereof ending on or before the Closing, in each case, to the extent such action would materially and adversely affect the value of any Purchased Assets in the hands of the Buyer; provided that, notwithstanding the foregoing, Seller and Operating Sub may timely make any Tax filings that they are required to make under applicable Law;

(j)                 solicit any offers with any Person for the sale of any Purchased Assets or the rights therein (except in the ordinary course of business or with the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned)), including by way of merger, stock sale, business combination, reorganization, license arrangement, sale leaseback or assets sale or other transaction having the objective of selling, transferring or disposing any of the Purchased Assets outside of the ordinary course of business consistent with past practice; and

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(k)               enter into any Contract or commitment with respect to any of the foregoing.

6.1.2        During the period from the Effective Date to the earlier of the Closing and termination of this Agreement in accordance with Article IX, Seller shall cooperate with Buyer in preparing for a transition of the Purchased Assets to Buyer at Closing and in preserving the Business during such period. In this regard, among other actions Seller shall, and shall cause its employees to:

(a)               use commercially reasonable efforts to conduct the Business relating to the Purchased Assets in the ordinary course of business consistent with current practices; and

(b)               provide Buyer and its employees with access to all reasonably available Information regarding the Purchased Assets.

6.2              Confidentiality; Public Information.

6.2.1        After the Closing, Seller shall keep confidential, and cause its Representatives to keep confidential, all confidential Information that constitutes the Business or the Purchased Assets, except (i) as expressly permitted with Buyer’s written consent, (ii) disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) for information that becomes available to Seller or its Representatives on a non-confidential basis, provided, that, to Seller’s Knowledge, such source has not provided such information in violation of an obligation of confidentiality owed to Buyer or its Affiliates, (iv) for information which Seller or the applicable Representative can demonstrate was developed independently, without reference to the Business’s confidential information, (v) as required by Law or administrative process, (vi) to the extent disclosure of such information is reasonably necessary to defend or prosecute an Action, (vii) for disclosures to Representatives of Seller or (viii) for information that is available to the public on the Closing Date or thereafter becomes available to the public other than as a result of a breach of this Section 6.2.1; provided, that the foregoing shall not limit Seller’s ability to disclose any Contracts or Books and Records (or any portion thereof) to the extent relating to the Excluded Assets.

6.2.2        After the Closing, Buyer shall keep confidential and shall cause its Representatives to keep confidential, all confidential information in their possession that constitutes Excluded Assets, except (i) as expressly permitted with Seller’s written consent, (ii) disclosures otherwise made in satisfaction of any of the obligations under this Agreement, (iii) for information that becomes available to Buyer or its Representatives on a non-confidential basis, provided, that, to Buyer’s knowledge, such source has not provided such information in violation of an obligation of confidentiality owed to Seller or its Affiliates, (iv) for information which Buyer or the applicable Representative can demonstrate was developed independently, without reference to the Excluded Asset confidential information, (v) as required by Law or administrative process, (vi) to the extent disclosure of such Information is reasonably necessary to defend or prosecute an Action, (vii) for disclosures to Representatives of Buyer or (viii) for information that becomes available to the public other than as a result of a breach of this Section 6.2.2; provided, that the foregoing shall not limit Buyer’s ability to disclose any Contracts or Books and Records (or any portion thereof) to the extent relating to the Purchased Assets. Following Closing, no Party shall disparage the other in any written or oral communication.

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6.2.3        Any initial press release or other public disclosure to be made by a Party with respect to the Transactions (an “Initial Press Release”) shall be subject to mutual approval (including timely and prompt review and reasonable comment) by the other Parties hereto prior to release of same. Any additional press releases or public disclosures with respect to the Transactions made by a Party after the Initial Press Release shall not require the approval of any other Party, provided that the substance thereof is consistent with the substance of the Initial Press Release.

6.2.4        It is understood and agreed that Buyer is a company with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required to file timely reports under the Exchange Act with the Securities and Exchange Commission and to make public press releases of material events relating to Buyer and its operations and has securities that are listed for trading on the Nasdaq Global Market and OTC. It is hereby agreed that Buyer shall file a Current Report on Form 8-K (“Form 8-K”) and make related press releases, including an Initial Press Release, disclosing the execution of this Agreement and the principal terms hereof at a time and in compliance with the disclosure requirements of the Exchange Act; provided, however, that Seller shall be provided with reasonable opportunity to review and comment on the Form 8-K, the Initial Press Release, and any subsequent press release or public disclosure of the Transactions that is inconsistent with the Form 8-K and Initial Press Release that Buyer is required to make pursuant to the Exchange Act, which review shall be undertaken and completed promptly.

6.3              General. Each of the Parties hereto will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the Transactions.

6.4              Non-Compete; Non-Solicitation.

6.4.1        For and in consideration of the payment of the Purchase Price, Seller agrees that for a period of two years from and after the Closing Date, Seller shall not (and shall cause its controlled Affiliates to not) directly or indirectly, anywhere in the world, (a) act as a third-party distributor of film and/or television content in exchange for a distribution fee or other compensation or delivery of value, (b) induce or attempt to induce any customer, supplier, associate or other Person to cease doing business with the Business, or in any way interfere with the relationship between the Business and any customer, supplier, employee, associate or other Person, (c) solicit, divert or pursue the business of any Person known to Seller to be a customer of the Business with respect to goods or services which compete in whole or in material part with the Business as presently conducted by Operating Sub as of immediately prior to the Closing, and/or (d) disparage, orally or in writing, Buyer, its Affiliates, or the Business.

6.4.2        For a period of two (2) years from and after the Closing Date, Seller shall not directly or indirectly (a) induce or attempt to induce any Business Employee to leave the Business or (b) employ or otherwise engage in any capacity any Business Employee (or otherwise interfere with the relationship between the Business and any Business Employee); provided, however, that nothing in this Section 6.4.2 shall prohibit Seller from (i) employing any Business Employee who has not been employed by the Business for a period of 180 days or more prior to the time of such employment by Seller or (ii) placing a public hiring announcement that is not targeted at any employee of the Business and, if a Business Employee should respond to such public hiring announcement, hiring such individual.

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6.4.3        Seller acknowledges and agrees that Buyer would not have entered into the Transactions without the restrictive covenants set forth herein and that same constitute material value to the Buyer and that the Purchased Assets would not have the same value to Buyer without such restrictive covenants.

6.4.4        Seller shall obtain and deliver to Buyer at Closing the written agreement of each of Daniel C. Stein and JDS Sports LLC agreeing to be bound by the provisions of this Section 6.4 (“Noncompete and Nonsolicitation Agreement”).

6.5              Employees of Operating Sub. Immediately prior to Closing, Seller shall terminate all of the employees of Operating Sub other than the Business Employees set forth on Schedule 6.5 hereto. For a period of not less than six (6) months following the Closing, Buyer will not (and will cause the Operating Sub not to) (i) reduce the compensation of any Business Employee or (ii) terminate the employment of any Business Employee without “cause” (as defined by Buyer in its sole discretion). Notwithstanding anything herein to the contrary, nothing in this Section 6.5 shall be construed as creating any contract for continued services between any Business Employee and the Buyer or Operating Sub, change the “at-will” status of any Business Employee, or guarantee the employment of any such Business Employee for any specific time.

6.6              Closing Balance Sheet. Seller shall prepare and deliver to Buyer a balance sheet of Operating Sub as of a date not more than three (3) Business Days prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will be prepared on an internal, accrual basis, using the same methodologies as the Operating Sub Financials.

ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

7.1              Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction (or written waiver by Buyer) of the following conditions:

7.1.1        immediately preceding the Closing, the Seller shall have delivered a certification in a form mutually and reasonably satisfactory to the Parties (the “Seller Certification”) certifying that, (i) the representations and warranties of Seller set forth in Article IV shall be true and correct at and as of such time, except for those representations and warranties that address matters only as of a specified date (which representations and warranties shall be true and correct as of such specified date) and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect; and (ii) the condition set forth in Section 7.1.2 has been satisfied;

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7.1.2        Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

7.1.3        Seller shall have delivered a customary bill of sale, assignment and assumption agreement in a form reasonably acceptable to Buyer, duly executed by Seller;

7.1.4        Seller shall have delivered customary assignments, in recordable form reasonably acceptable to Buyer, with respect to each of the Copyrights included in the Purchased Assets that are not owned by the Operating Sub, duly executed by Seller;

7.1.5        Seller shall have delivered customary assignments, in recordable form reasonably acceptable to Buyer, with respect to each of the Trademarks included in the Purchased Assets that are not owned by the Operating Sub, duly executed by Seller;

7.1.6        Seller shall have delivered customary assignments, in recordable form reasonably acceptable to Buyer, with respect to each of the Patents included in the Purchased Assets that are not owned by the Operating Sub, duly executed by Seller;

7.1.7        Seller shall have executed and delivered a Transition Services Agreement with respect to certain of the Accounts in substantially the form of Exhibit D hereto.

7.1.8        Seller shall have obtained and delivered to Buyer the Third Party Consents indicated as being conditions to Closing on Section 4.3(c) of the Disclosure Schedule;

7.1.9        each of Seller and Operating Sub which is (i) a regarded entity for U.S. federal income Tax purposes and (ii) is transferring assets hereunder shall have delivered to Buyer an IRS Form W-9;

7.1.10    Seller shall have delivered the Operating Sub Interests to Buyer;

7.1.11    Seller shall have delivered duly executed Noncompete and Nonsolicitation Agreements from each of Daniel C. Stein and JDS Sports LLC;

7.1.12    Seller shall have delivered the Closing Balance Sheet dated not more than three (3) Business Days prior to Closing Date, and unless otherwise approved by Buyer, such Closing Balance Sheet shall reflect only ordinary course changes from the January 31, 2022 balance sheet included in the Operating Sub Financials, which changes do not represent a material increase in the ratio of the aggregate Liabilities reflected thereon to the aggregate assets reflected thereon from such ratio as at January 31, 2022.

7.1.13    Seller shall have delivered all material items of tangible property that constitute the Purchased Assets to Buyer or provided Buyer with reasonable access to same; and

7.1.14    the fifteen (15) day notice period for a Change of Control under Seller’s 2020 Equity Plan shall have expired or been waived; and

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7.1.15    no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of the Transactions, nor shall any Action be pending or threatened seeking to enjoin the consummation of the Transactions.

7.2              Conditions to Obligations of Seller. The obligations of Seller to consummate the Transactions are subject to the satisfaction (or the written waiver by Seller) of the following conditions:

7.2.1        the representations and warranties of Buyer set forth in Article V shall be true and correct at and as of the Closing Date as if made as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date) and except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect;

7.2.2        Buyer shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by Buyer under this Agreement as of or prior to the Closing;

7.2.3        Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified in Section 7.2.1 and 7.2.2 has been satisfied;

7.2.4        Buyer shall have delivered to Seller the Cash Payment;

7.2.5        Buyer shall have issued to Seller the Stock Payment and delivered the Stock Payment (less the Escrow Amount), to Seller;

7.2.6        Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement and Buyer shall have delivered the Escrow Amount to the Escrow Agent;

7.2.7        The fifteen (15) day notice period for a Change of Control under Seller’s 2020 Equity Plan shall have expired or been waived by each of the participants thereunder; and

7.2.8        no judgment, order, decree, stipulation or injunction by any Governmental Entity shall be in effect which prevents consummation of any of the Transactions, nor shall any Action be pending or threatened seeking to enjoin the consummation of the Transactions.

ARTICLE VIII
INDEMNIFICATION

8.1              Indemnification.

8.1.1        Subject to the terms and conditions of this Article VIII, effective from and after the Closing, Seller agrees to defend, indemnify and hold harmless Buyer and each of its Representatives (each, a “Buyer-Related Party”) in respect of and from and against, any and all Losses incurred or suffered by such Buyer-Related Party to the extent relating to, arising out of or resulting from a court or arbitration finding that Buyer is liable as a matter of law for:

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(a)               any failure by Seller to perform any covenant or agreement of Seller contained in this Agreement in any material respect;

(b)               the failure of Seller to pay, perform or discharge any Excluded Liability; or

(c)               any breach or inaccuracy of the representations or warranties of Seller set forth herein or in any of the Noncompete and Nonsolicitation Agreements.

8.1.2        Subject to the terms and conditions of this Article VIII, effective from and after the Closing, Buyer agrees to defend, indemnify and hold harmless Seller and each of its Representatives (each, a “Seller-Related Party”) in respect of and from and against, any and all Losses incurred or suffered by such Seller-Related Party to the extent relating to, arising out of or resulting from a court or arbitration finding that Seller is liable as a matter of law for:

(a)               any failure by Buyer to perform any covenant or agreement of Buyer contained in this Agreement in any material respect;

(b)               the failure, following the Closing, of Buyer or Operating Sub to pay, perform or discharge any Assumed Liability; or

(c)               any breach or inaccuracy of the representations or warranties of Buyer set forth herein.

8.2              Procedure for Asserting Claims for Indemnification.

8.2.1        Third-Party Claims. Subject to the terms and conditions of this Article VIII, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party shall be made in accordance with the following procedures. A Buyer-Related Party or Seller-Related Party entitled to indemnification hereunder (an “Indemnified Party”) shall give written notification, within thirty (30) days following such Indemnified Party’s notice of such third party claim and on or before the applicable Survival Date, to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action; provided, that any failure by an Indemnified Party to give such notification shall not relieve the Indemnifying Party of its obligations hereunder except if, and solely to the extent that, the Indemnifying Party shall have been materially prejudiced by such failure. Following delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such Action at the Indemnifying Party’s cost and expense with counsel reasonably satisfactory to the Indemnified Party so long as (i) the Action does not involve criminal allegations and is not made by a Governmental Entity; and (ii) the Indemnifying Party assumes the defense of such Action within thirty (30) days of receipt by the Indemnifying Party of notice of such Action. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense with full authority to enter into any settlement or compromise of such third party claim; provided, that the Indemnifying Party shall not be liable for any settlement entered into without its consent (such consent not to be unreasonably withheld, delayed or conditioned). The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party reasonably advised of the status of such Action and the defense thereof. The Indemnifying Party shall not agree to any settlement of such Action that does not include a complete release of all Indemnified Parties from all liability with respect thereto or that imposes any liability or obligation on any Indemnified Party without the prior written consent of the applicable Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned). The Indemnified Party and the Indemnifying Party shall cooperate in the conduct of the defense of a third party claim. The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any Party to a third party claim to be made so as to preserve any applicable attorney-client or work-product privileges.

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8.2.2        Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VIII shall deliver to the Indemnifying Party on or before the applicable Survival Date, a written notice (a “Claim Notice”) which contains (i) a description and the amount, if then known (the “Claimed Amount”), of any Losses incurred or suffered (or which reasonably could be incurred or suffered) by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VIII and a reasonable explanation of the basis therefor, and (iii) a demand for payment of the Claimed Amount. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, subject to Section 8.4, such response shall be accompanied by payment to the Indemnified Party of the Claimed Amount, by check or by wire transfer, as applicable), (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (such part, the “Agreed Amount”) (in which case, subject to Section 8.4, such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount, by check or by wire transfer, as applicable, and the remainder of the Claimed Amount shall be resolved in accordance with the following provisions in this Section 8.2.2, or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, thirty (30) days thereafter, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such Dispute without recourse to litigation. If such Dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such contest notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such Dispute for resolution in accordance with the provisions of Section 12.7.

8.3              Survival.

8.3.1        The representations and warranties of Seller in Article IV and Buyer in Article V shall survive until April 30, 2023, and the covenants and agreements of a Party that are required to be performed after the Closing and the covenants prescribed by this Agreement shall survive the Closing in accordance with their respective terms (each a “Survival Date”).

8.3.2        No Party shall have any liability or obligation of any nature with respect to any representation, warranty or covenant after the applicable Survival Date has expired; provided, that any claim that is properly asserted in writing pursuant to Section 8.2 prior to the expiration of the applicable Survival Period in accordance with the provisions hereof for such claim shall survive until such claim is finally resolved pursuant to this Agreement.

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8.4              Basket. No claim for indemnification shall be made against Seller under this Article VIII until such time as the aggregate Losses for which indemnification is sought are at least equal in the aggregate to $300,000. Thereafter any and all claims against Seller for indemnification in excess of such amount shall be limited to the Escrow Amount. All indemnification payments required under this Article VIII shall be made solely from the release of Escrow Amounts (valued at the Common Stock Value) in accordance with the terms hereof and the Escrow Agreement;

8.5              Limitations. Except with respect to any claims of, or causes of action arising out of Fraud, the following limitations set forth in this Section 8.5 shall apply, in accordance with their terms, to the Indemnifying Parties’ respective indemnification obligations under this Article VIII.

8.5.1        The amount of any Losses for which indemnification is provided under this Article VIII shall be reduced by any related recoveries which the Indemnified Party actually receives (i) under insurance policies, (ii) pursuant to third party indemnification obligations, and each of the Indemnifying Parties and the Indemnified Parties with respect to any indemnification claim shall cooperate with each other and use commercially reasonable efforts in pursuing insurance or third party indemnification claims with respect to any Losses or (iii) net of any Tax benefit available to the applicable Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, any Tax benefit arising in subsequent taxable years); provided, that the recovery of any amounts described in clause (i) shall not be a condition to indemnification rights hereunder. If an Indemnified Party receives any insurance payment or third party indemnification payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within thirty (30) days of receiving such insurance payment or third party indemnification payment, an amount equal to the lesser of (A) the amount previously received by the Indemnified Party under this Article VIII with respect to such claim and (B) the amount of the insurance payment or third party indemnification payment received.

8.5.2        In the event of any breach giving rise to an indemnification obligation under this Article VIII, the Indemnified Party shall and shall cause its Affiliates to use commercially reasonably efforts to cooperate with the Indemnifying Party and to take all reasonable measures requested by such Indemnifying Party to mitigate the Losses from such breach (including taking commercially reasonable efforts to prevent any contingent liability from becoming an actual liability). Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

8.6              Adjustment to Purchase Price. Any payment by any Indemnifying Party under this Article VIII shall be treated, to the extent such payment can be properly so characterized under applicable Tax Law, by all Parties as an adjustment to the Purchase Price.

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ARTICLE IX
TERMINATION

9.1              Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (by the delivery by the Party terminating this Agreement to each other Party of a written notice of such termination) as provided below:

9.1.1        the Parties may terminate this Agreement by mutual written consent;

9.1.2        Buyer or Seller may terminate this Agreement if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.1.2 shall not be available to any Party hereto whose failure to perform or observe the covenants and agreements of such Party set forth herein caused such Governmental Entity’s denial, issuance or action;

9.1.3        Buyer may terminate this Agreement if the Closing has not occurred by the close of business on the day that is 45 days after the Effective Date (the “Outside Date”), unless such failure to effectuate the Closing is the result of Buyer’s material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

9.1.4        Seller may terminate this Agreement if the Closing has not occurred by the Outside Date, unless such failure to effectuate the Closing is the result of Seller’s material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

9.1.5        Buyer may terminate this Agreement if (i) Seller has materially breached a representation, warranty or covenant set forth in this Agreement, (ii) such breach would prevent the satisfaction of or result in the failure of any condition set forth in Section 7.1, and (iii) such breach has not been waived by Buyer or cured by Seller within five (5) Business Days after receipt by Seller of written notice from Buyer or is not reasonably capable of being cured by the Outside Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 9.1.5 if Seller is permitted to terminate this Agreement pursuant to Section 9.1.6 and

9.1.6        Seller may terminate this Agreement if (i) Buyer has materially breached a representation, warranty or covenant set forth in this Agreement, (ii) such breach would prevent the satisfaction of or result in the failure of any condition set forth in Section 7.2, and (iii) such breach has not been waived by Seller or cured by Buyer within five (5) Business Days after receipt by Buyer of written notice from Seller or is not reasonably capable of being cured by the Outside Date; provided, that Seller may not terminate this Agreement pursuant to this Section 9.1.6 if Buyer is permitted to terminate this Agreement pursuant to Section 9.1.5.

9.2              Effect of Termination.

9.2.1        Upon termination of this Agreement in accordance with this Article IX, this Agreement shall immediately become void and there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors or Affiliates arising from this Agreement, other than the provisions of Section 6.2.3 (Public Information), this Section 9.2 (Effect of Termination) and Article XII (Miscellaneous); provided, however, that nothing herein will relieve any Party from any Liability for any pre-termination breach by such Party of its representations, warranties, covenants or agreements set forth in this Agreement.

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9.2.2        The Parties agree that if Seller or Buyer does not close the Transactions in circumstances in which the closing conditions set forth in Section 7.1 or Section 7.2 (as applicable) have been satisfied or waived, such election shall be deemed an intentional and willful breach of this Agreement and the other Party shall retain all other rights and remedies against the breaching Party relating to an intentional and willful breach by such breaching Party, including specific performance of this Agreement pursuant to Section 12.14.

ARTICLE X
TAX MATTERS

10.1          Periodic Taxes.

10.1.1    All personal property Taxes, real property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (“Straddle Period Taxes”) shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.

10.1.2    Buyer shall be responsible for preparing and filing all periodic Tax Returns that are not income Tax Returns (and are not related to income Tax Returns) related to the Purchased Assets required to be filed after the Closing Date. With respect to any such periodic non-income Tax Return that relates to a Straddle Period, Buyer shall provide Seller with a copy of such completed Tax Return and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to this Section 10.1.2 at least 15 days prior to the due date (including any extension thereof) for filing of such Tax Return, and Seller shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return. Buyer and Seller agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement.

10.1.3    Each of Seller, on the one hand, and Buyer, on the other hand, shall provide reimbursement to the other Party as necessary to give effect to this Section 10.1.3. At least five (5) days prior to Closing, Seller shall deliver an estimate (the “Tax Apportionment Estimate”) of the Straddle Period Taxes and portion of each such Straddle Period Tax which is allocable to the Pre-Closing Tax Period and the Post-Closing Tax Period. The Tax Apportionment Estimate shall be subject to Buyer’s review and if Buyer reasonably disputes any amount therein, the Parties shall work in good faith to resolve such disputes before the Closing. At the Closing, the Buyer shall pay to the Seller an amount equal to all Straddle Period Taxes for Post-Closing Tax Periods which have been paid by Seller prior to Closing or which will be required to be paid to the applicable Governmental Entity following the Closing by Seller, and Seller shall pay to Buyer an amount equal to all Straddle Period Taxes for Pre-Closing Tax Periods which will be payable by the Buyer or its Affiliates to the applicable Governmental Entity following the Closing, in each case in accordance with the Tax Apportionment Estimate. Such payments shall be in full and final satisfaction of any obligations between the Buyer and Seller with respect to Straddle Period Taxes.

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10.2          Purchase Price Allocation. For all Tax purposes, the Purchase Price and the Assumed Liabilities (and all other capitalizable costs) shall be allocated to the Purchased Assets in the manner mutual agreed by Buyer and Seller, pursuant to an allocation statement (the “Allocation Statement”), which shall be prepared by the Parties in accordance with Section 1060 of the Internal Revenue Code and the applicable Tax regulations and, to the extent not inconsistent therewith, any other applicable Tax Law. No Party shall take any position inconsistent with the Allocation Statement on any Tax return, in any Action before any taxing authority, in any report made for Tax, or otherwise, unless required to do so by a final “determination” (within the meaning of Section 1313(a) of the Internal Revenue Code).  In the event that such treatment is disputed by any taxing authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Party concerning the resolution of such dispute.

ARTICLE XI
FURTHER AGREEMENTS

11.1          Access to Information; Record Retention.

11.1.1    Access to Information.

(a)               Subject to compliance with contractual obligations and applicable Laws, following the Closing, Seller shall afford to Buyer and Buyer’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access rights during normal business hours, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the conduct of business, to Information within the possession or control of Seller or its Affiliates and primarily relating to the Purchased Assets and Assumed Liabilities (but excluding any Information relating to the Excluded Assets and Excluded Liabilities), insofar as such access is reasonably required by Buyer for financial reporting, accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for Tax refunds, defending any Tax claims or assessments, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matters or preparation, submission or defense of an insurance claim, or performing this Agreement, any Ancillary Agreement and the Transactions.

(b)               Subject to compliance with contractual obligations and applicable Laws, following the Closing, Buyer shall afford to Seller and Seller’s Affiliates, authorized accountants, counsel and other designated representatives reasonable access rights during normal business hours, upon reasonable advance notice and in a manner so as to not unreasonably interfere with the conduct of business, to Information within the possession or control of Buyer or its Affiliates and primarily relating to the Excluded Assets and Excluded Liabilities (but excluding any Information relating to the Purchased Assets and Assumed Liabilities), insofar as such access is reasonably required by Seller for financial reporting, accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for Tax refunds, defending any Tax claims or assessments, preparing securities law or exchange filings, prosecuting, defending or settling any litigation, environmental matters or preparation, submission or defense of an insurance claim, or performing this Agreement, any Ancillary Agreement and the Transactions.

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11.1.2    Retention of Records.

(a)               Except as otherwise required by Law or agreed to in writing by the Parties, Seller shall (and each shall cause each of Seller’s Affiliates to) use commercially reasonable efforts to preserve all material Information in its possession primarily pertaining to the Purchased Assets and Assumed Liabilities until the seventh (7th) anniversary of the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, Seller may offer in writing to Buyer to deliver such Information to Buyer and, if such offer is not accepted within ninety (90) days, the offered Information may be disposed of at any time.

(b)               Except as otherwise required by Law or agreed to in writing by the Parties, Buyer shall (and each shall cause each of Buyer’s Affiliates to) use commercially reasonable efforts to preserve all material information in its possession primarily pertaining to the Excluded Assets and Excluded Liabilities until the seventh (7th) anniversary of the Closing. Notwithstanding the foregoing, in lieu of retaining any specific information, Buyer may offer in writing to Seller to deliver such information to Seller and, if such offer is not accepted within ninety (90) days, the offered information may be disposed of at any time.

(c)               The Parties agree that so long as any books and records retained by Seller, or the books and records delivered to the control of Buyer pursuant to this Agreement, in each case to the extent they relate to the operations of the Business prior to the Closing Date, remain in existence and available, each Party (at its expense) will have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose.

11.2          Brokers or Finders. Buyer shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by Buyer or any of its Affiliates that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby. Seller shall bear the fees and expenses of any agent, broker, investment banker or other firm or Person engaged by Seller or any of its Affiliates that is entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with this Agreement, the Ancillary Agreements or any transaction contemplated hereby or thereby.

ARTICLE XII
MISCELLANEOUS

12.1          No Third Party Beneficiaries. Except as provided by applicable Law or otherwise expressly provided in Article VIII, neither this Agreement nor any Ancillary Agreement shall confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

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12.2          Entire Agreement. This Agreement (and schedules and exhibits hereto) and the Ancillary Agreements (if and when executed and delivered), constitute the entire agreement by and between the Parties. This Agreement supersedes any prior agreements or representations by or among Buyer and Seller, whether written or oral, with respect to the subject matter hereof.

12.3          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer (in the case of Seller) or Seller (in the case of Buyer), in such Party’s sole discretion; provided that (a) Buyer may assign its rights hereunder to an Affiliate without the prior written consent of any other Party (but no such assignment shall limit or affect Buyer’s obligations hereunder), and (b) Seller may assign its rights to receive payment hereunder to any Person and may assign the Stock Payment, in whole or in part, to any Person(s), provided that each such assignment is made in compliance with applicable securities Laws. Any attempted assignment in violation of this Section 12.3 shall be null and void.

12.4          Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party hereto and delivered to the other Parties, it being understood that each Party need not sign the same counterpart. No Party shall assert that the use of a facsimile machine or electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or electronic transmission, constitutes a defense to the formation or delivery of a contract or a document, and each Party hereto forever waives any such defenses.

12.5          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.6          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.6), and if sent in a manner other than by email, an email copy shall be mandatory:

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If to Buyer:

Chicken Soup for the Soul Entertainment, Inc.

132 E Putnam Ave

Cos Cob, Connecticut 06807

Attention: William J. Rouhana, Jr.

Email: wrouhana@chickensoupforthesoul.com

with copies in each case (which shall not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, NY 11074

Attention: David Alan Miller and Brian L. Ross

Facsimile: 212-818-8881

Email: dmiller@graubard.com

           bross@graubard.com

If to Seller:

1091 Media, LLC

1091 Boston Post Road

Rye, NY 10580

Attention: Daniel C. Stein and Reece Hunt

E-mail: Rhunt@streamwisely.com and danny@streamwisely.com

with copies (which shall not constitute notice) to:

Chatillon Weiss PLLC

118 N. Bedford Rd., Suite 100

Mt. Kisco, NY 10549

Attention: Lisa Weiss

Email: lisa@chatillonlaw.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.7          Governing Law; Dispute Resolution.

12.7.1    This Agreement and the legal relations between and among the Parties shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to any Law that would cause the Laws of any jurisdiction other than the State of New York to be applied.

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12.7.2    Any Dispute that may arise between two or more Parties with respect to this Agreement, including the determination of the scope or applicability of this agreement to arbitrate, that cannot be settled by negotiation between the Parties within a period of thirty (30) days shall be submitted for arbitration conducted in accordance with the JAMS Comprehensive Arbitration Rules with Expedited Procedures (“JAMS”) in New York, New York, and judgment on the award rendered by the Arbitrator (as defined below) may be enforced in any court of competent jurisdiction. The Dispute shall be heard by one (1) arbitrator selected by mutual agreement of the Seller and Buyer (the “Arbitrator”), and the decision of the Arbitrator shall be final and binding on the disputing Parties. The Parties shall request and use all reasonable efforts to assist the Arbitrator to reach a decision as soon as possible. The arbitration shall be scheduled no later than one hundred and twenty (120) days after appointment of the Arbitrator, and the Arbitrator shall issue his or her decision within thirty (30) days of the submission of the matter to the Arbitrator for decision, and in no event more than one hundred and fifty (150) days after appointment of the Arbitrator. Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Parties involved in the arbitration, promptly provide the others with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrator, which determination shall be conclusive. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. All hearings conducted by the Arbitrator shall be conducted in English and recorded by a court reporter for purposes of preparing a transcript. Upon the request of either Party, the Arbitrator’s award shall include findings of fact and conclusions of law, provided that such findings and conclusions may be in summary form. In ordering any discovery, the Arbitrator shall balance the policy favoring discovery against the policy facilitating cost-effective and expeditious resolution of disputes. All discovery shall be completed within ninety (90) days following the appointment of the Arbitrator. In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing Party the costs and attorneys’ fees reasonably incurred by the prevailing Party in connection with the arbitration. Upon request of either Party, the Arbitrator shall require that the subject arbitration proceedings be kept confidential and no Party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. Any claim for relief, including all claims for preliminary, provisional, or injunctive relief, and all questions regarding the arbitrability of a claim or scope thereof, shall be submitted exclusively to the Arbitrator for determination, and in selecting arbitration the Parties agree and acknowledge that they are waiving the right to trial by jury.

12.8          Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.9          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or any arbiter of Disputes declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

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12.10      Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses incurred in connection with this Agreement and the Transactions.

12.11      Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “ “include,” “includes” and “including” are not limiting and shall be deemed to be followed by “without limitation” or words of similar import; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the Preliminary Statement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (f) references to a Contract mean such Contract as amended or otherwise modified from time to time; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; and (j) references to a Law means such Law as amended from time to time and includes any successor Law thereto and any rules, regulations and delegated legislation issued thereunder. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Where this Agreement states that any item has been “provided” or “made available” to Buyer or its Representatives, Seller’s upload of such item to the Data Room or another electronic data room accessible by Buyer through the Closing Date shall be deemed provision or availability of such item. Notwithstanding anything else contained herein, inadvertent, immaterial errors in or omissions from the Disclosure Schedule will not be deemed to be breaches of this Agreement. Notwithstanding anything else contained herein, the substance of any agreements or documents contained in the Data Room shall not be deemed to qualify any provision of this Agreement, including any representations or warranties set forth herein, other than as set forth in this Agreement and the Schedules hereto in this Agreement or the Disclosure Schedule.

12.12      Data Protection and Privacy. Each Party shall comply with Data Protection Law in connection with its obligations under this Agreement. For the purposes of this Section 12.12, “Data Protection Law” means any applicable data protection or privacy Laws to which either Party, as applicable, or its operations or assets are subject.

12.13      Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

12.14      Specific Performance; Injunctions. The Parties agree that, in the event of any breach or threatened breach by any Party of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other Party: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Action.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:

1091 MEDIA, LLC

By:	/s/ Daniel C. Stein
Name: Daniel C. Stein
Title: Manager

BUYER:

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT, INC.

By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: CEO

Signature Page to Asset Purchase Agreement

Annex A

Defined Terms

“Accounts” has the meaning set forth in Section 2.1.2(j).

“Accounts Receivable” has the meaning set forth in Section 2.1.2(d).

“Act” has the meaning set forth in Section 4.23.

“Action” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation.

“Affiliate” of any Person is another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such Person. For purposes of this definition “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Amount” has the meaning set forth in Section 8.3.2.

“Agreement” has the meaning set forth in the Preliminary Statement.

“Allocation Statement” has the meaning set forth in Section 10.2.

“Ancillary Agreements” means the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Arbitrator” has the meaning set forth in Section 12.7.2.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Books and Records” means all files, documents, correspondence, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, regulatory filings, technical documentation, marketing documentation, and other similar materials, but excluding Tax Returns and Tax workpapers, worksheets, files and documents of Seller and Operating Sub, in each case whether or not in electronic form.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree, to remain closed.

“Business Employee” means any Person listed on Schedule 6.5 hereto.

“Buyer” has the meaning set forth in the Preliminary Statement.

“Buyer Ancillary Agreement” means any agreement, document or certificate of Buyer executed and delivered pursuant to this Agreement or in connection with the Closing.

“Buyer Material Adverse Effect” means any event, change, effect, circumstance or occurrence that, individually or in the aggregate: (a) is or is reasonably likely to be materially adverse to business, operations or financial condition of CSSE and its subsidiaries, taken as a whole; or (b) materially impairs the ability of Buyer to consummate the Transactions; provided, however, that a “Buyer Material Adverse Effect” shall not include any adverse event, change, effect, circumstance or occurrence resulting from or arising out of: (i) actions taken or failed to be taken by Buyer at the request of Seller; (ii) changes in general legal, tax, regulatory, political or business conditions in any country or region; (iii) any failure by Buyer to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, but not including any underlying causes thereof; (iv) changes in accounting standards (or the interpretation thereof); (v) changes in conditions in the U.S. or global economy, capital, financial or credit markets generally, including changes in interest or exchange rates; and (vi) epidemics, pandemics or disease outbreaks, other than COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; provided that in the case of each of clauses (ii), (iv), or (v), such event, change, effect, circumstance or occurrence shall be taken into account in determining whether there has been a “Buyer Material Adverse Effect” to the extent that such event, change, effect, circumstance or occurrence has a disproportionate and material adverse impact on the business or operations of the Buyer taken as a whole, compared to other similar companies in the same industry.

“Buyer-Related Party” has the meaning set forth in Section 8.2.1.

“Cash Payment” has the meaning set forth in Section 3.1.1.

“Claim Notice” has the meaning set forth in Section 8.3.2.

“Claimed Amount” has the meaning set forth in Section 8.3.2.

“Closing” has the meaning set forth in Section 3.2.

“Closing Balance Sheet” has the meaning set forth in Section 6.6.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations and rules thereunder.

“Common Stock Value” has the meaning set forth in Section 3.1.1.

“Company Intellectual Property” has the meaning set forth in Section 4.13.6.

“Company IP Licenses” has the meaning set forth in Section 4.13.2.

“Company Real Property Leases” has the meaning set forth in Section 4.15.

“Company Registered IP” has the meaning set forth in Section 4.13.1.

“Contract” means any contract or agreement and any legally binding undertaking, commitment, arrangement or understanding whether in writing or oral.

“Copyrights” means works of authorship, expressions, designs and design registrations, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights.

“COVID-19” means COVID-19 and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any applicable industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Data Room” means the files residing as of the Effective Date at https://1091pictures.sharefile.com/home/shared/fo7d2eb7-8564-4326-b746-a8afc118bf4a.

“Disclosure Schedule” has the meaning set forth in the preface of Article IV.

“Disputes” means all controversies, claims or disputes between or among any of the Parties arising out of this Agreement or the Ancillary Agreements, including all contractual, tortious, common law, statutory, legal or equitable claims or any other claims or disputes concerning the terms, the meaning of the terms’ implementation and/or the provisions of this Agreement.

“Disqualifying Event” has the meaning set forth in Section 3.1.3.

“Effective Date” has the meaning set forth in the Preliminary Statement.

“Escrow Agreement” has the meaning set forth in Section 3.1.2.

“Escrow Amount” has the meaning set forth in Section 3.1.2.

“Exchange Act” has the meaning set forth in Section 6.2.4.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Form 8-K” has the meaning set forth in Section 6.2.4.

“Fraud” means a claim for Delaware common law fraud with a specific intent to deceive based on a representation contained in this Agreement; provided, that, at the time such representation was made, (i) it was materially inaccurate, (ii) the Party making such representation had actual knowledge (with no duty of inquiry and excluding imputed or constructive knowledge) of the material inaccuracy thereof and failed to notify the other Party or otherwise correct the same, (iii) the Party making such representation had the specific intent to deceive the other Party, and (iv) the other Party acted in reliance on such inaccurate representation and suffered financial injury as a result thereof. For the avoidance of doubt, “Fraud” does not include (A) any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts based on negligence or recklessness or (B) extra-contractual representations made, or alleged to have been made, by or on behalf of any Person.

“GAAP” means US generally accepted accounting principles, consistently applied.

“Governmental Entity” means any court, administrative agency or commission or other governmental or regulatory authority or agency.

“Inbound Contract” means any Contract pursuant to which Seller or Operating Sub acquired any distribution and/or agency rights to one or more Library titles.

“Indemnified Party” has the meaning set forth in Section 8.3.1.

“Indemnifying Party” has the meaning set forth in Section 8.3.1.

“Information” means, collectively, all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information to the extent relating to the Business or Purchased Assets.

“Initial Press Release” has the meaning set forth in Section 6.2.3.

“Intellectual Property” means Patents, Trademarks, Copyrights, and/or Internet Assets, individually or collectively.

“Internet Assets” means internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Entity, web addresses, web pages, websites and related content, and URLs.

“JAMS” has the meaning set forth in Section 12.7.2.

“Law” means any federal, state, local, municipal, foreign, international, multinational or administrative order, constitution, law, ordinance, rule, regulation, statute or treaty.

“Liabilities” means any liabilities, of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, disclosed or undisclosed, matured or unmatured, direct or indirect, due or to become due, vested or unvested, executory, determined, determinable, contingent, conditional, implied, vicarious, derivative, joint, several, secondary or otherwise) and whether or not the same is required to be accrued on any financial statements, including any liability for Taxes.

“Library” has the meaning set forth in the Preliminary Statement.

“Losses” means and includes any loss, damage, injury, amount paid pursuant to a settlement or judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee or expert fee), charge, cost (including any cost of investigation) or expense of any nature, excluding unforeseeable, consequential, indirect, incidental, punitive, special or exemplary or similar damages and damages in the nature of lost profits.

“Material Contracts” means each of the following Contracts to which Seller or Operating Sub is a party and which are included in the Purchased Assets: (i) any Contract that Seller reasonably expects to result in payments to Seller or Operating Sub in excess of $250,000 in the next 12-month period, including any Contracts pursuant to which Seller or Operating Sub license or grant any distribution and/or agency rights; (ii) any Contract pursuant to which Seller or Operating Sub made payments in excess of $100,000 in the twelve (12) month period ended December 31, 2021, including any Contract pursuant to which Seller or Operating Sub acquired any distribution and/or agency rights; (iii) all Contracts that contain any commitments or obligations (contingent or otherwise) of the Seller, Operating Sub or their respective Affiliates to fund any amount that is outstanding in connection with the production, marketing, or distribution of any project, film or show or other content, which Seller reasonably expects to result in payments by Seller or Operating Sub equal to or in excess of $100,000 in the next 12-month period; (iv) all Contracts containing covenants that specifically and materially limit or restrict the Seller or Operating Sub from (A) engaging in any business, or (B) engaging in any line of business or competing with any Person, in any geographic area, in each case, other than ordinary course license exclusivity, holdbacks and other similar provisions; and/or (v) Contracts otherwise set forth in Section 4.6 of the Disclosure Schedule.

“Noncompete and Nonsolicitation Agreement” has the meaning set forth in Section 6.4.4.

“Operating Sub” means TOFG LLC (dba 1091 Pictures).

“Operating Sub Financials” has the meaning set forth in Section 4.10.1.

“Operating Sub Interests” has the meaning set forth in the Preliminary Statement.

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Entity or any arbitrator or arbitration panel; or (b) contract with any Governmental Entity that is or has been entered into in connection with any Action.

“Outbound IP Licenses” has the meaning set forth in Section 4.13.5.

“Outside Date” has the meaning set forth in Section 9.1.3.

“Party” or “Parties” has the meaning set forth in the Preliminary Statement.

“Patents” means patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Entity-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Permit” or “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Security Interests” means (a) statutory Security Interests for current Taxes, assessments, fees and other charges by Governmental Entities that are not due and payable as of the Closing Date, (b) mechanics’, carriers’, workers’ and repairers’ Security Interests arising or incurred in the ordinary course of business that are not material to the Business, (c) zoning, building codes and other land use Laws regulating the use or occupancy of any property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such property, (d) easements, covenants, conditions, restrictions and other similar matters of record which do not or would not materially impair the use or occupancy of such property in the operation of the Business conducted thereon, (e) Security Interests in favor of distributors to secure their rights to enjoy their licensed rights pursuant to distribution agreements entered into in the ordinary course of business; and (f) Security Interests set forth on Section 4.5.2 of the Disclosure Schedule.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Entity.

“Post-Closing Tax Period” has the meaning set forth in Section 10.1.1.

“Pre-Closing Tax Period” has the meaning set forth in Section 10.1.1.

“Preliminary Statement” means the paragraph preceding the Introduction to this Agreement.

“Public Certifications” has the meaning set forth in Section 5.6.1.

“Purchase Price” has the meaning set forth in Section 3.1.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser Financials” has the meaning set forth in Section 5.6.3.

“Representatives” means, as to any Person, such Person and its directors, officers, managers, partners, members, equity holders, Affiliates, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“SEC Reports” has the meaning set forth in Section 5.6.1.

“Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law, and whether perfected or unperfected).

“Seller” has the meaning set forth in the Preliminary Statement.

“Seller Ancillary Agreement” means any agreement, document or certificate of Seller executed and delivered pursuant to this Agreement or in connection with the Closing.

“Seller Certification” has the meaning set forth in Section 7.1.1.

“Seller’s Knowledge”, “to the Knowledge of Seller”, “Knowledge” or “Known to” means the actual knowledge of Daniel C. Stein, Doug Shineman, or Dennis Keefe.

“Seller Material Adverse Effect” means any event, change, effect, circumstance or occurrence that, individually or in the aggregate: (a) is or is reasonably likely to be materially adverse to the value or utility of the Purchased Assets, taken as a whole, including their use by the Buyer after Closing; (b) is or is reasonably likely to be materially adverse to the business, operations, or financial condition of Operating Sub or the Business, taken as a whole; or (c) materially impairs the ability of Seller or Operating Sub to consummate the Transactions; provided, however, that a “Seller Material Adverse Effect” shall not include any adverse event, change, effect, circumstance or occurrence resulting from or arising out of: (i) actions taken by Buyer or actions taken or failed to be taken by Seller at the request of Buyer (including requesting any Third Party Consents or the making of the Initial Announcement); (ii) changes in general legal, tax, regulatory, political or business conditions in any country or region; (iii) any failure by Seller to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date hereof, but not including any underlying causes thereof; (iv) changes in accounting standards (or the interpretation thereof); (v) changes in conditions in the U.S. or global economy, capital, financial or credit markets generally, including changes in interest or exchange rates; (vi) epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof; and (vii) the Closing; provided that in the case of each of clauses (ii), (iv) or (v), such event, change, effect, circumstance or occurrence shall be taken into account in determining whether there has been a “Seller Material Adverse Effect” to the extent that such event, change, effect, circumstance or occurrence has a disproportionate and material adverse impact on the business or operations of Seller and Operating Sub, or the Purchased Assets, in each case taken as a whole, compared to other similar companies or assets in the same industry.

“Seller-Related Parties” has the meaning set forth in Section 8.2.2.

”Stock Payment” has the meaning set forth in Section 3.1.1.

“Straddle Period Taxes” has the meaning set forth in Section 10.1.1.

“Survival Date” has the meaning set forth in Section 8.4.1.

“Tax Apportionment Estimate” has the meaning set forth in Section 10.1.3.

“Tax Returns” means all reports, returns, declarations, statements, forms or other information required to be filed or supplied to a Taxing Authority in connection with Taxes, including any informational return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means all taxes, including income, gross receipts, ad valorem, value-added, excise, real property taxes and assessments (including documentary transfer tax and so-called Mello-Roos assessments), personal property, sales, use, transfer, stamp, withholding, windfall profit, severance, payroll, employment, production, environmental, alternative or add-on minimum, escheat payments, license and franchise taxes, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, imposed by a Governmental Entity, and any interest, penalties, assessments or additions to tax or additional amounts thereto.

“Taxing Authority” means any applicable Governmental Entity responsible for the imposition of Taxes.

“Third Party Consents” has the meaning set forth in Section 2.4.

“Trademark” means a registered trademark, pending trademark application, common law trademark, service mark, logo, brand name, certification mark, trade dress, assumed name, trade name and other indications of origin and the goodwill associated with the foregoing, anywhere throughout the world.

“Transactions” means the transactions contemplated in this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 3.1.3.

List of Exhibits and Schedules

Exhibit/Schedule:	Description:
Exhibit A	Seller Wire Instructions
Exhibit B	Escrow Agreement
Exhibit C	Disclosure Schedule
Exhibit D	Transition Services Agreement
Disclosure Schedule Section 2.1	Assets held directly by 1091
Disclosure Schedule Section 2.1.2(a)	Commingled Agreements
Disclosure Schedule Section 2.1.2(b)	Library
Disclosure Schedule Section 2.1.2(c)	Proprietary Software
Disclosure Schedule Section 2.1.2(f)	Trademarks
Disclosure Schedule Section 2.1.2(g)	Tangible Personal Property
Disclosure Schedule Section 2.1.2(i)	Servers
Disclosure Schedule Section 2.2	Excluded Assets
Disclosure Schedule Section 4.1	Organization Chart Including Jurisdictions
Disclosure Schedule Section 4.3(b)	Required Government Approvals
Disclosure Schedule Section 4.3(c)	Contract Notices and Consents
Disclosure Schedule Section 4.4	Tax
Disclosure Schedule Section 4.5.1	Accounts Receivable
Disclosure Schedule Section 4.5.2	Security Interests
Disclosure Schedule Section 4.5.3	Infringement
Disclosure Schedule Section 4.5.4	Exclusive Licenses Out
Disclosure Schedule Section 4.6	Material Contracts/Breaches
Disclosure Schedule Section 4.6.2	Inbound Contracts without Auto-Renewal
Disclosure Schedule Section 4.7	Litigation and Claims

Disclosure Schedule Section 4.10.3	Debt
Disclosure Schedule Section 4.11	Non-Ordinary Course Acts/MAEs after 1/31/21
Disclosure Schedule Section 4.12	Business Employee Comp etc./Benefits
Disclosure Schedule Section 4.13	Registered IP
Disclosure Schedule Section 4.13.2	IP Licenses (In)
Disclosure Schedule Section 4.13.5	Outbound IP Licenses
Disclosure Schedule Section 4.15	Lease
Disclosure Schedule Section 4.16	Personal Property (>$50,000)
Disclosure Schedule Section 4.17	Liens
Disclosure Schedule Section 4.19	Insurance Policies and Claims
Disclosure Schedule Section 4.24	Brokers and Finders
Disclosure Schedule Section 6.1	Preapproved Non-Ordinary Course Acts
Schedule 6.5	Business Employees